As filed with the Securities and Exchange Commission on July 30, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
Form S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
________________

Amyris, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	55-0856151
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, CA 94608
(510) 450-0761
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2010 Employee Stock Purchase Plan
2020 Equity Incentive Plan
(Full title of the plans)
John Melo
President and Chief Executive Officer
Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, CA 94608
(510) 450-0761
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Please send copies of all communications to:

Gordon K. Davidson, Esq. Faisal Rashid, Esq. Amanda L. Rose, Esq. Ryan Mitteness, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, California 94041 (650) 988-8500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer                                        Accelerated filer
Non-accelerated filer                                        Smaller reporting company
                                Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share
-- To be issued under the 2020 Equity Incentive Plan	12,247,572 (2)	$15.38(3)	$188,367,657.36	$20,550.91
-- To be issued under the 2020 Equity Incentive Plan	2,750,000(4)	$15.38(3)	$42,295,000.00	$4,614.38
-- To be issued under the 2010 Employee Stock Purchase Plan	42,077 (5)	$13.07(6)	$549,946.39	$60.00
-- To be issued under the 2010 Employee Stock Purchase Plan	800,000(7)	$13.07(6)	$10,456,000.00	$1,140.75
Total	15,839,649		241,668,603.75	$26,366.04

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of the registrant’s common stock that become issuable under the registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) or Amended and Restated 2010 Employee Stock Purchase Plan (the “2010 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)
Represents an automatic increase in the number of shares available for grant and issuance under the 2020 Plan corresponding to approximately 5% of 244,951,446 shares, the total number of issued and outstanding shares of the registrant’s common stock as of December 31, 2020 (as reflected in the records of the registrant’s stock transfer agent), which automatic increase was effective as of January 1, 2021. Shares available for issuance under the 2020 Plan were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on July 10, 2020 (Registration No. 333-239820).

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the registrant’s common stock as reported on The Nasdaq Global Select Market on July 23, 2021.
(4)	Represents shares added under the 2020 Plan, as approved by stockholders on July 26, 2021.
(5)
Represents an automatic increase in the number of shares reserved for issuance under the 2010 ESPP reduced to equal to the remaining amount of reserved shares that could be issued under the 2010 ESPP prior to the amendment and restatement of the 2010 ESPP on May 28, 2021, which increased such limit. This automatic increase was effective as of January 1, 2021. Shares available for issuance under the 2010 ESPP were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on October 1, 2010 (Registration No. 333-169715), February 28, 2011 (Registration No. 333-172514), March 9, 2012 (Registration No. 333-180006), March 28, 2013 (Registration No. 333-187598), April 14, 2014 (Registration No. 333-195259), April 2, 2015 (Registration No. 333-203213), April 1, 2016 (Registration No. 333-210569), April 18, 2018 (Registration No. 333-224316), October 9, 2019 (Registration No. 333-234135), and July 10, 2020 (Registration No. 333-239820).

(6)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the registrant’s common stock as reported on The Nasdaq Global Select Market on July 23, 2020, multiplied by 85%, which is the percentage of the trading price per share applicable to purchases under the 2010 ESPP.

(7)	Represents shares added under the 2010 ESPP, as approved by stockholders on May 28, 2021.

EXPLANATORY NOTE
This Registration Statement is filed by Amyris, Inc. (the “Registrant”) to register shares of the common stock of the Registrant which may be issued pursuant to the 2020 Plan, which was adopted by the Registrant’s stockholders on May 29, 2020 to replace the 2010 Equity Incentive Plan which was scheduled to expire in June 2020.

Concurrently with this Registration Statement, the Registrant is also registering 42,077 additional shares of common stock, which constitute the remaining amount of shares reserved for issuance under the 2010 ESPP, pursuant to the provisions therein providing for an annual increase in the number of shares subject to such plans equal to the lesser of (i) 1% of the registrant’s issued and outstanding shares of common stock as of December 31, 2020 or (ii) a number of shares as determined by the registrant’s Board of Directors (the “Board”) or Leadership Development and Compensation Committee of the Board; provided that the aggregate number of shares issued over the term of the 2010 ESPP shall not exceed 1,666,666 shares of common stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents have been filed with the Commission by the Registrant and are hereby incorporated in this registration statement by reference, excluding any disclosures therein that have been furnished and not filed:
•The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 5, 2021;
•The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 12, 2021 (solely to the extent incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020);
•The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the Commission on May 7, 2021;
•All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to above; and
•The description of Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission on September 24, 2010, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered under the registration statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and shall be a part hereof from the respective dates of filing such documents (other than any portions of such documents that are deemed furnished under applicable Commission rules rather than filed).
Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Registrant’s restated certificate of incorporation, as amended, limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the DGCL, and provides that no director will have personal liability to the Registrant’s or to its stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any director for:

•    any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•    acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•    voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or
•    any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

As permitted by the DGCL, the Registrant’s restated bylaws provide that:

•    the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;
•    the Registrant may indemnify its other employees and agents as set forth in the DGCL;
•    the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and
•    the rights conferred in the bylaws are not exclusive.

In addition, the Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by its directors and executive officers in investigating or defending any such action, suit or proceeding.  The indemnification provisions in the Registrant’s restated certificate of incorporation, as amended, and restated bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

The Registrant maintains an insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers of the Registrant.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

		Incorporation by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.01	Restated Certificate of Incorporation	10-Q	001-34885	3.1	2010-11-10
4.02	Certificate of Amendment of the Restated Certificate of Incorporation dated May 9, 2013	S-8	333-188711	4.02	2013-05-20
4.03	Certificate of Amendment of the Restated Certificate of Incorporation dated May 12, 2014	10-Q	001-34885	3.02	2014-08-08
4.04	Certificate of Amendment of the Restated Certificate of Incorporation dated September 18, 2015	S-3/A	333-206331	3.03	2015-11-04
4.05	Certificate of Amendment of the Restated Certificate of Incorporation dated May 18, 2016	10-Q	001-34885	3.05	2016-08-09
4.06	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A 17.38% Convertible Preferred Stock (found at Exhibit A-1, herein)	8-K	001-34885	10.01	2017-05-08
4.07	Form of Certificate of Designation of Preferences, Rights and Limitations of Series B 17.38% Convertible Preferred Stock (found at Exhibit A-2, herein)	8-K	001-34885	10.01	2017-05-08
4.08	Form of Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (found at Exhibit A-3, herein)	8-K	001-34885	10.01	2017-05-08
4.09	Certificate of Amendment of the Restated Certificate of Incorporation dated June 5, 2017	S-3	333-219732	3.07	2017-08-04
4.10	Form of Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (found at Exhibit E, herein)	8-K	001-34885	10.02	2017-08-03
4.11	Certificate of Amendment of the Certificate of Designation of Preferences, Rights and Limitations of Series B 17.38% Convertible Preferred Stock	8-K	001-34885	3.1	2019-10-30
4.12	Certificate of Amendment of the Restated Certificate of Incorporation dated May 29, 2020	S-8	001-34885	4.12	2020-7-10
4.13	Form of Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock	8-K	001-34885	3.1	2020-06-04
4.14	Certificate of Amendment of the Restated Certificate of Incorporation dated May 28, 2021					X
4.15	Restated Bylaws	10-Q	001-34885	3.2	2010-11-10
4.16	Specimen of Common Stock Certificate	S-3	333-219732	4.01	2017-08-04
4.17	Amended and Restated 2010 Employee Stock Purchase Plan					X
4.18	2020 Equity Incentive Plan					X
4.19	Form of Restricted Stock Unit Agreement for 2020 Equity Incentive Plan, as amended					X
4.20	Form of Stock Option Agreement for 2020 Equity Incentive Plan, as amended					X
5.01	Opinion of Fenwick & West LLP					X
23.01	Consent of Macias Gini & O’Connell LLP, independent registered public accounting firm					X
23.03	Consent of Fenwick & West LLP (included in Exhibit 5.01)					X
24.01	Power of Attorney					X

Item 9.	Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on this 30th day of July, 2021.

    AMYRIS, INC.

    By: /s/ John Melo________________________
John Melo
    President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John Melo and Han Kieftenbeld, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JOHN MELO	Director, President and Chief Executive Officer	July 30, 2021
John Melo	(Principal Executive Officer)

/s/ HAN KIEFTENBELD	Chief Financial Officer	July 30, 2021
Han Kieftenbeld	(Principal Financial Officer)

/s/ ANTHONY HUGHES	Chief Accounting Officer	July 30, 2021
Anthony Hughes	(Principal Accounting Officer)

/s/ JOHN DOERR	Director	July 30, 2021
John Doerr

/s/ GEOFFREY DUYK	Director	July 30, 2021
Geoffrey Duyk

/s/ PHILIP EYKERMAN	Director	July 30, 2021
Philip Eykerman

/s/ FRANK KUNG	Director	July 30, 2021
Frank Kung

/s/ JAMES MCCANN	Director	July 30, 2021
James McCann

/s/ STEVEN MILLS	Director	July 30, 2021
Steven Mills

/s/ LISA QI	Director	July 30, 2021
Lisa Qi

/s/ JULIE WASHINGTON	Director	July 30, 2021
Julie Washington

/s/ PATRICK YANG	Director	July 30, 2021
Patrick Yang